Exhibit 10.3

FORM OF TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is made and entered into as of [ • ], 2015, by and between EXTERRAN HOLDINGS, INC. (to be renamed Archrock, Inc.), a Delaware corporation (“RemainCo”), and EXTERRAN CORPORATION, a Delaware corporation (“SpinCo”).  All capitalized terms not otherwise defined shall have the meanings set forth in Article I.

RECITALS

WHEREAS, RemainCo and certain of its subsidiaries have joined in filing consolidated U.S. federal Income Tax Returns and certain consolidated, combined or unitary state or local Income Tax Returns;

WHEREAS, RemainCo, SpinCo and certain of their subsidiaries have entered into that certain Separation and Distribution Agreement, dated as of the date hereof, by and between RemainCo, SpinCo, Exterran General Holdings LLC, a Delaware limited liability company (“General Holdings”), Exterran Finance Corp., a Delaware corporation (“Controlled”), Exterran Energy Solutions, L.P., a Delaware limited partnership (“EESLP”), EESLP LP LLC, a Delaware limited liability company, Exterran Controlled GP, LLC, a Delaware limited liability company, Exterran Controlled LP, LLC, a Delaware limited liability company, and Exterran US Services OpCo, L.P., a Delaware limited partnership (the “Separation Agreement”), pursuant to which, among other things, (i) EESLP will contribute or will have contributed to Controlled, certain assets and liabilities associated with the RemainCo Business and will distribute all of the outstanding common stock of Controlled to RemainCo in a transaction intended to qualify for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code; and (ii) RemainCo will contribute or will have contributed to SpinCo its interests in EESLP and General Holdings, and certain assets and liabilities associated with the SpinCo Business, and will distribute all of the outstanding common stock of SpinCo to RemainCo’s stockholders in a transaction intended to qualify for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code (the transactions referenced in clauses (i) and (ii) above being collectively referred to as the “Spin-off Transactions”);

WHEREAS, pursuant to the Spin-off Transactions, SpinCo and its subsidiaries will leave the Pre-Spin Group; and

WHEREAS, the parties hereto, on behalf of themselves and their Affiliates, wish to provide for (i) the allocation of, and indemnification against, certain liabilities for Taxes, (ii) the preparation and filing of Tax Returns and the payment of Taxes with respect thereto and (iii) certain related matters.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties agree as follows:

ARTICLE I.
DEFINITIONS

When used herein the following terms shall have the following meanings:

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Distribution Date and for purposes of this Agreement, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the RemainCo Group, and no member of the RemainCo Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Affiliated Group” means, with respect to a Tax Period, (a) an affiliated group of corporations within the meaning of Section 1504(a) of the Code or, for purposes of any state or local Tax matters, any consolidated, combined, unitary or similar group of corporations within the meaning of any similar provisions of Tax law for the jurisdiction in question, and (b) for purposes of any U.S. federal, state or local Income Tax matters, any entity owned by a corporation described in clause (a) that is disregarded as separate from its owner for such purposes.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding or appeal of such a proceeding relating to Taxes, whether judicial or administrative.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Controlled” has the meaning set forth in the recitals to this Agreement.

“Current Allocation Methodology” means the allocation methodology that is set forth in Exhibit A.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“EESLP” has the meaning set forth in the recitals to this Agreement.

“External Distribution” has the meaning set forth in the Separation Agreement.

“External Spin” means the distribution to the holders of shares of RemainCo common stock of all of the outstanding shares of SpinCo common stock.

“Final Determination” means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority (including the execution of IRS Form 870-AD, or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency); (iv) the expiration of an applicable statute of limitations; or (v) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Holdings” has the meaning set forth in the recitals to this Agreement.

“Income Tax” means any and all Taxes based upon or measured by net income (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Income Tax Return” means a Tax Return relating to an Income Tax.

“IRS” means the Internal Revenue Service or any successor thereto.

“Latham Opinion” means the opinion of Latham & Watkins LLP with respect to certain matters relating to qualification of the Spin-off Transactions under Sections 368(a)(1)(D) and 355 of the Code.

“Opinion Representation Letters” means the representation letters executed by officers of RemainCo, SpinCo and Controlled and delivered in connection with the Latham Opinion.

“Post-Distribution Tax Period” means a Tax Period that begins after the Distribution Date.

“Pre-Distribution Tax Period” means a Tax Period that ends on or before the Distribution Date.

“Pre-Spin Group” means RemainCo and its Affiliates before the Spin-off Transactions.

“Pre-Spin Member” means any entity that was a member of the Pre-Spin Group.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“RemainCo” has the meaning set forth in the preamble to this Agreement.

“RemainCo Affiliated Group” means, for any applicable Tax Period, RemainCo and each entity that is a member of an Affiliated Group for such Tax Period (or portion thereof) with respect to which RemainCo would be the common parent. For the avoidance of doubt, the

RemainCo Affiliated Group shall include, for the portion of the Straddle Period that ends on the Distribution Date, SpinCo and other entities that will be members of the SpinCo Affiliated Group beginning on the day immediately after the Distribution Date.

“RemainCo Business” has the meaning set forth in the Separation Agreement.

“RemainCo Group” means RemainCo and its Affiliates, excluding any entity that would be a member of the SpinCo Group.

“RemainCo Member” means any entity that would be a member of the RemainCo Group.

“RemainCo Prepared Pre-Spin/Straddle Mixed Return” has the meaning set forth in Section 2.2(a).

“RemainCo Ratable Portion” means 50%.

“Representative” means, with respect to any person or entity, any of such person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Responsible Party” means the party responsible for the preparation and filing of a Tax Return pursuant to Section 2.1.

“Section 355(e) Tax” means any Income Taxes imposed on the Pre-Spin Group resulting from a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly stock of RemainCo or SpinCo representing a “50-percent or greater interest” within the meaning of Section 355(e) of the Code.  For the avoidance of doubt, Section 355(e) Tax includes any Income Taxes imposed as a result of Section 355(f) of the Code.

“Separate Affiliated Group” means, with respect to any corporation, such corporation’s separate affiliated group as defined by Section 355(b)(3) of the Code and the Treasury Regulations promulgated thereunder.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by SpinCo and its Separate Affiliated Group of the SpinCo Business as conducted immediately prior to the External Spin.

“SpinCo Affiliated Group” means SpinCo and each entity that would be a member of an Affiliated Group with respect to which SpinCo would be the common parent for any Post-Distribution Tax Period.  For purposes of this Agreement, the SpinCo Affiliated Group shall exist from and after the beginning of the day immediately after the Distribution Date.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Group” means SpinCo and its Affiliates after the Spin-off Transactions.

“SpinCo Member” means any entity that would be a member of the SpinCo Group.

“SpinCo Prepared Pre-Spin/Straddle Nonmixed Return” has the meaning set forth in Section 2.2(b).

“SpinCo Ratable Portion” means 50%.

“Spin-off Transactions” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means a Tax Period that begins on or before and ends after the Distribution Date.

“Tax” means any U.S. federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Tax Period, and that could reduce a Tax in another Tax Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, credit for increasing research activities, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Taxing Authority” means the IRS or any other governmental authority responsible for the administration of any Tax.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Period” means any period prescribed by law or any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Practices” means the policies, procedures and practices customarily and consistently employed by the Pre-Spin Group in the preparation and filing of, and positions taken on, any Tax Returns of the RemainCo Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period.

“Tax Refund” means any refund of Taxes, whether by payment, credit, offset, reduction in Tax or otherwise, plus any interest or other amounts received or payable with respect to such refund.

“Tax Return” means any return (including any information return), report, statement, declaration, notice, form, election, estimated Tax filing, claim for refund or other filing (including any amendments thereof and attachments thereto) required to be filed with or submitted to any Taxing Authority with respect any Tax.

“Tax Treatment” has the meaning set forth in Section 3.3(a).

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II.
FILING OF TAX RETURNS AND PAYMENT OF TAXES

Section 2.1            Preparation and Filing of Tax Returns.

(a)           Subject to Section 2.2, RemainCo shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)            all Tax Returns of the RemainCo Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period other than Tax Returns described in Section 2.1(b)(i);

(ii)           all Tax Returns of the RemainCo Affiliated Group or any Pre-Spin Member (or group thereof) for any Straddle Period other than Tax Returns described in Section 2.1(b)(ii); and

(iii)          all Tax Returns of the RemainCo Affiliated Group or any RemainCo Member (or group thereof) for all Post-Distribution Tax Periods.

(b)           Subject to Section 2.2, SpinCo shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)            all Tax Returns for any Pre-Distribution Tax Period that are filed after the Distribution Date that relate solely to the SpinCo Group or any SpinCo Member (or group thereof);

(ii)           all Tax Returns for any Straddle Period that relate solely to the SpinCo Group or any SpinCo Member (or group thereof); and

(iii)          all Tax Returns of the SpinCo Affiliated Group or any SpinCo Member (or group thereof) for all Post-Distribution Tax Periods.

Section 2.2            Advance Review of Tax Returns.

(a)           At least twenty (20) business days (or such other reasonable time as mutually agreed to by both parties) prior to the filing of any Tax Return pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii) (any such Tax Return, a “RemainCo Prepared Pre-Spin/Straddle Mixed Return”) which reflects any Taxes for which SpinCo might be liable pursuant to the Current Allocation Methodology, RemainCo shall provide SpinCo with a copy for its review of the portion of such Tax Return that relates to SpinCo’s liability.

(b)           At least twenty (20) business days, or such other reasonable time as mutually agreed to by both parties, prior to the filing of any Tax Return pursuant to Section 2.1(b)(i) or Section 2.1(b)(ii) (any such Tax Return, a “SpinCo Prepared Pre-Spin/Straddle Nonmixed Return”) which reflects any Taxes for which RemainCo might be liable pursuant to the Current Allocation Methodology, SpinCo shall provide RemainCo with a copy for its review of the portion of such Tax Return that relates to RemainCo’s liability.

(c)           SpinCo and its Representatives shall have the right to review all related work papers prior to RemainCo’s filing of a RemainCo Prepared Pre-Spin/Straddle Mixed Return for which SpinCo has review rights pursuant to Section 2.2(a).  RemainCo shall in good faith consult with SpinCo and its Representatives regarding SpinCo’s comments with respect to such Tax Returns or related work papers and shall in good faith consult with such party in an effort to resolve any differences with respect to (i) the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (ii) the recommendations of SpinCo and its Representatives for alternative positions with respect to items reflected on such Tax Returns; provided, however, that RemainCo shall not be obligated to consider any recommendation the result of which would materially adversely affect the Taxes of the RemainCo Affiliated Group (or any RemainCo Member) for any Straddle Period or Post-Distribution Tax Period, and RemainCo may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from SpinCo for any increases in Taxes that may result from the adoption of the relevant alternative position.

(d)           RemainCo and its Representatives shall have the right to review all related work papers prior to SpinCo’s filing of a SpinCo Prepared Pre-Spin/Straddle Nonmixed Return.  SpinCo shall consult with RemainCo and its Representatives regarding RemainCo’s comments with respect to such Tax Returns or related work papers and shall in good faith consult with such party in an effort to resolve any differences with respect to (i) the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (ii) the recommendations of RemainCo and its Representatives for alternative positions with respect to items reflected on such Tax Returns; provided, however, that SpinCo shall not be obligated to consider any recommendation the result of which would materially adversely affect the Taxes of the SpinCo Affiliated Group (or any SpinCo Member) for any Straddle Period or Post-Distribution Tax Period, and SpinCo may condition the acceptance of any such recommendation upon the receipt of appropriate indemnification from RemainCo for any increases in Taxes that may result from the adoption of the relevant alternative position.

Section 2.3            Consistent Positions on Tax Returns.  The Responsible Party shall prepare all Tax Returns (a) for all Pre-Distribution Tax Periods and Straddle Periods in a manner consistent with past Tax Practices and (b) in a manner consistent with the Latham Opinion, except in either case as otherwise required by changes in applicable law or material underlying facts or as consented by the parties hereto in writing, which consent shall not be unreasonably withheld.

Section 2.4            Taxable Year.  The parties agree that, to the extent permitted by applicable law, (a) the Tax Period with respect to U.S. federal Income Taxes of the SpinCo Members included in the consolidated U.S. federal Income Tax Return of the RemainCo Affiliated Group for the Straddle Period (and all corresponding consolidated, combined, unitary or similar state or local Income Tax Returns of such Affiliated Group) shall end as of the close of the Distribution Date and (b) the SpinCo Affiliated Group and each member thereof shall begin a new taxable year for purposes of such U.S. federal, state or local Income Taxes as of the beginning of the day after the Distribution Date.  The parties further agree that, to the extent permitted by applicable law, all U.S. federal, state, local and foreign Tax Returns shall be filed consistently with this position.

Section 2.5            Payment of Taxes.

(a)           RemainCo shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to Tax Returns filed by RemainCo pursuant to Section 2.1(a); provided, however, that RemainCo and SpinCo shall apportion and allocate the liability with respect to any RemainCo Prepared Pre-Spin/Straddle Mixed Returns in accordance with the Current Allocation Methodology.

(b)           SpinCo shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to Tax Returns filed by SpinCo pursuant to Section 2.1(b); provided, however, that RemainCo and SpinCo shall apportion and allocate the liability with respect to any SpinCo Prepared Pre-Spin/Straddle Nonmixed Returns in accordance with the Current Allocation Methodology.

(c)           SpinCo or RemainCo, as applicable, shall pay to the other party the amount required to be paid pursuant to Section 2.5(a) and Section 2.5(b) under the Current Allocation Methodology within thirty (30) days after written demand is made by such other party; provided, however, that any such amount shall not be payable earlier than five (5) business days before the date on which the applicable Taxes are required to be paid to the Taxing Authority.

Section 2.6            Amended Returns.  Notwithstanding anything to the contrary in this Agreement:

(a)           (i) RemainCo may not file any amendment to a RemainCo Prepared Pre-Spin/Straddle Mixed Return for which SpinCo has review rights pursuant to Section 2.2(a), and (ii) SpinCo may not file any amendment to any SpinCo Prepared Pre-Spin/Straddle Nonmixed Return for which RemainCo has review rights pursuant to Section 2.2(b), in each case, without the other party’s written consent, which consent shall not be unreasonably withheld.

(b)           (i) at SpinCo’s request and to the extent RemainCo consents in writing, RemainCo will file an amendment to any RemainCo Prepared Pre-Spin/Straddle Mixed Return,

and (ii) at RemainCo’s request and to the extent SpinCo consents in writing, SpinCo will file an amendment to any SpinCo Prepared Pre-Spin/Straddle Nonmixed Return, in each case, which consent shall not be unreasonably withheld.

(c)           For purposes of this Section 2.6, a party may withhold consent to amending any Tax Return if the amendment will increase the Tax liability (as shown as due on any amended Tax Return) of the party whose consent is required, and the party requesting consent has not entered into a written agreement to indemnify the consenting party for any such increased Tax liability.

Section 2.7            Refunds of Taxes.  RemainCo and SpinCo shall apportion and allocate any Tax Refund realized as a result of an amendment of or a Final Determination with respect to any RemainCo Prepared Pre-Spin/Straddle Mixed Return or SpinCo Prepared Pre-Spin/Straddle Nonmixed Return, as applicable, in the same proportion as the liability for the Taxes with respect to such Tax Return was apportioned and allocated pursuant to the Current Allocation Methodology.  Any Tax Refund realized as a result of a Final Determination with respect to any Tax Return filed pursuant to Section 2.1(a)(iii) and Section 2.1(b)(iii) shall be for the benefit of the Responsible Party.  If RemainCo or SpinCo, as applicable, receives a Tax Refund with respect to which the other party is entitled to all or an allocable portion pursuant to this Section 2.7, RemainCo or SpinCo, as applicable, shall pay such amount to such other party in immediately available funds within thirty (30) days of receipt thereof.  Any payment not made within thirty (30) days of receipt shall thereafter bear interest at a rate per annum equal to the Prime Rate plus 1.5%.

Section 2.8            Tax Elections.  Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the RemainCo Affiliated Group (including the election with respect to the calculation of earnings and profits under Section 1552 of the Code and the Treasury Regulations thereunder).  RemainCo shall continue to have discretion, reasonably exercised, to make any and all elections with respect to any Tax Returns which it is obligated to file under Section 2.1(a); provided, however, that if any such election could reasonably be expected to adversely affect any SpinCo Member, such election shall not be made without the prior written consent of SpinCo, which consent shall not be unreasonably withheld.  SpinCo shall have discretion, reasonably exercised, to make any and all elections with respect to Tax Returns which it is obligated to file Tax Returns under Section 2.1(b); provided, however, that if any such election could reasonably be expected to adversely affect any RemainCo Member, such election shall not be made without the prior written consent of RemainCo, which consent shall not be unreasonably withheld.

Section 2.9            Allocation of Tax Assets.

(a)           RemainCo and SpinCo shall cooperate, each at its own cost and expense, in determining the allocation of any Tax Assets or Tax liabilities among the parties in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws). In the absence of controlling legal authority or unless otherwise provided under this Agreement, RemainCo and SpinCo shall cooperate to reasonably determine the allocation of all Tax Assets and Tax liabilities of the Pre-Spin Group. RemainCo and SpinCo hereby agree to compute all

Taxes for Post-Distribution Tax Periods and Straddle Periods consistently with the determinations made pursuant to this Section 2.9 unless otherwise required by a Final Determination.

(b)           To the extent that the amount of any Tax Asset is later reduced or increased by a Taxing Authority, or as a result of an Audit or carrybacks of Tax Assets from Post-Distribution Tax Periods of either the RemainCo Affiliated Group or any RemainCo Member, on one hand, or the SpinCo Affiliated Group or any SpinCo Member, on the other hand, such reduction or increase shall be allocated to the party to which such Tax Asset was allocated pursuant to Section 2.9(a).  In addition, a party that is notified by a Taxing Authority or in the course of an Audit of an adjustment in any Tax Asset or that carries back any Tax Asset from Post-Distribution Tax Periods that results in an adjustment in the amount of any Tax Asset shall promptly notify the other party of such adjustment.

Section 2.10          Certain Expenses.

(a)           If RemainCo incurs any expenses payable to outside Tax advisors in connection with the preparation and filing of any RemainCo Prepared Pre-Spin/Straddle Mixed Return (other than the preparation and filing of an amended Tax Return), or if SpinCo incurs any expenses payable to outside Tax advisors in connection with the preparation and filing of any SpinCo Prepared Pre-Spin/Straddle Nonmixed Return (other than the preparation and filing of an amended Tax Return), then within thirty (30) days after written demand is made by the Responsible Party, the non-Responsible Party shall reimburse the Responsible Party for the non-Responsible Party’s share of such expenses, which share shall be apportioned and allocated between the RemainCo Group and the SpinCo Group for the relevant period in the same manner as the Taxes reflected on such Tax Returns are apportioned between RemainCo and SpinCo.

(b)           Any expenses payable to outside Tax advisors in connection with the preparation or filing of any amended RemainCo Prepared Pre-Spin/Straddle Mixed Return or any amended SpinCo Prepared Pre-Spin/Straddle Nonmixed Return shall be borne by the party requesting the filing of such amended Tax Return.  The party requesting the filing of such amended Tax Return shall reimburse the other party for any expenses payable to outside Tax advisors within thirty (30) days after written demand is made by such other party.

ARTICLE III.
INDEMNIFICATION

Section 3.1            By RemainCo.  Subject to Section 3.3, RemainCo shall indemnify and hold SpinCo and each SpinCo Member harmless against:

(a)           any and all Taxes for which RemainCo is liable pursuant to Section 2.5(a) and Section 2.5(c); and

(b)           any and all increases in the liability for Taxes of the SpinCo Group or any SpinCo Member (or group thereof) as a result of a RemainCo Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 5.1.

Section 3.2            By SpinCo.  Subject to Section 3.3, SpinCo shall indemnify and hold RemainCo and each RemainCo Member harmless against:

(a)           any and all Taxes for which SpinCo is liable pursuant to Section 2.5(b) and Section 2.5(c); and

(b)           any and all increases in the liability for Taxes of the RemainCo Affiliated Group or any RemainCo Member (or group thereof) as a result of a SpinCo Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 5.1.

Section 3.3            Tax Treatment of Spin-off Transactions.

(a)           The parties expressly agree for all purposes to treat the Spin-off Transactions as tax-free distributions under Sections 368(a)(1)(D) and 355 of the Code in accordance with the Latham Opinion (the “Tax Treatment”).  Each party hereto also expressly agrees to (i) comply with the representations made in the Opinion Representation Letters, (ii) unless otherwise required by law, not take any action, or fail to take any action the failure of which to take, is inconsistent with the Tax Treatment, and (iii) take any and all reasonable actions to support and defend the Tax Treatment.  Without limiting the generality of the foregoing, RemainCo and SpinCo further represent, agree and covenant that the representations and information contained in the Opinion Representation Letters, insofar as they concern or relate to such party or its Affiliates, are true, correct and complete in all material respects.

(b)           Without limiting the generality of Section 3.3(a), SpinCo further represents, agrees and covenants as follows:

(i)            From and after the Distribution Date until the second anniversary thereof, SpinCo will (i) maintain its status as a company engaged in the SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code, and (ii) not engage in any transaction (or allow its Affiliates to engage in any transaction) that would result in it ceasing to be a company engaged in the SpinCo Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code, unless,  prior to taking any such action, it obtains and provides to RemainCo a ruling from the IRS or a written opinion from a nationally recognized law firm with expertise in these matters, in form and substance reasonably acceptable to RemainCo, that such action, and any action related thereto, will not affect the qualification of the Spin-off Transactions under Sections 368(a)(1)(D) and 355 of the Code.

(ii)           From and after the Distribution Date until the second anniversary thereof, SpinCo shall not take any of the following actions unless, prior to taking any such action, it obtains and provides to RemainCo a ruling from the IRS or a written opinion from a nationally recognized law firm with expertise in these matters, in form and substance reasonably acceptable to RemainCo, that such transaction, and any transaction or transactions related thereto, will not affect the qualification of the Spin-off Transactions under Sections 368(a)(1)(D) and 355 of the Code and will not cause Section 355(e) of the

Code to apply:

(A)          enter into (or, to the extent SpinCo has the right to prohibit such action, permit) any transaction or series of transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, to enter into a transaction or series of transactions), as a result of which any person or group of persons would (directly or indirectly) acquire or have the right to acquire from SpinCo or one or more holders of its stock, a number of shares of its stock that, together with any shares issued in an equity offering described in clause (B) below, would comprise [ • ]% or more of (1) the value of all outstanding shares of stock of SpinCo as of the date of such transaction or (2) the total combined voting power of all outstanding shares of stock of SpinCo as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, the date of the last transaction of such series;

(B)          issue equity of SpinCo in an offering in excess, in the aggregate, together with any shares acquired in a transaction described in clause (A) above, of [ • ]%, of (1) the value of all outstanding shares of stock of SpinCo as of the date of such transaction or (2) the total combined voting power of all outstanding shares of stock of SpinCo, as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, as of the date of the last transaction of such series;

(C)          merge or consolidate with any other person or entity or liquidate or partially liquidate; or

(D)          in a single transaction or series of transactions (whether or not such transactions are related) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) 40% or more of the gross assets of any SpinCo Active Trade or Business or 40% or more of the gross assets of SpinCo’s Separate Affiliated Group (such percentages to be measured based on fair market value as of the Distribution Date).

(c)           Notwithstanding anything to the contrary in Section 2.5, Section 3.1, Section 3.2 or Section 6.2(c):

(i)            If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than (x) a disallowance which is addressed by Section 3.3(c)(ii) or (y) the Section 355(e) Tax which is addressed by Section 3.3(c)(iii)), then any liability for Taxes of the Pre-Spin Group as a result of such disallowance shall be divided between RemainCo and SpinCo in proportion to the RemainCo Ratable Portion and the SpinCo Ratable Portion, respectively.  RemainCo shall be liable for, and shall indemnify SpinCo and each SpinCo Member against, any liability for which RemainCo is responsible pursuant to the preceding sentence, and SpinCo shall be liable for, and shall indemnify RemainCo and each RemainCo Member against, any liability for which SpinCo is responsible pursuant to the preceding sentence.

(ii)                                                                                  (A)          If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than the Section 355(e) Tax, which is addressed by Section 3.3(c)(iii)), and RemainCo or any RemainCo Member (and neither SpinCo nor any SpinCo Member) has taken any action after the Distribution Date which action results in such disallowance, then RemainCo shall be liable for, and shall indemnify SpinCo and each SpinCo Member against, any Taxes of the Pre-Spin Group as a result of such disallowance.

(B)          If there is a Final Determination that results in the disallowance, in whole or in part, of the Tax Treatment (other than the Section 355(e) Tax, which is addressed by Section 3.3(c)(iii)), and SpinCo or any SpinCo Member (and neither RemainCo nor any RemainCo Member) has taken any action after the Distribution Date which action results in such disallowance, then SpinCo shall be liable for, and shall indemnify RemainCo and each other RemainCo Member against, any Taxes of the Pre-Spin Group as a result of such disallowance.

(iii)                                                                               (A)          If there is a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions solely because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly RemainCo stock (or interests in any predecessor or successor thereto within the meaning of Section 355(e) of the Code) representing a “50-percent or greater interest” within the meaning of Section 355(e), then RemainCo shall be liable for, and shall indemnify SpinCo and each SpinCo Member against, the Section 355(e) Tax; provided, however, that to the extent such Section 355(e) Tax arises solely as a result of transactions that occurred prior to the Distribution Date, then such liability shall be divided between RemainCo and SpinCo in proportion to the RemainCo Ratable Portion and the SpinCo Ratable portion, respectively; and

(B)          If there is a Final Determination that Section 355(e) of the Code is applicable to the Spin-off Transactions solely because the Spin-off Transactions were part of a plan or series of related transactions pursuant to which one or more persons acquired directly or indirectly SpinCo stock (or interests in any predecessor or successor thereto within the meaning of Section 355(e) of the Code) representing a “50-percent or greater interest” within the meaning of Section 355(e), then SpinCo shall pay and be liable for, and shall indemnify RemainCo and each RemainCo Member against, the Section 355(e) Tax; provided, however, that to the extent such Section 355(e) Tax arises solely as a result of transactions that occurred prior to the Distribution Date, then such liability shall be divided between RemainCo and SpinCo in proportion to the RemainCo Ratable Portion and the SpinCo Ratable portion, respectively.

(iv)          Any such claim for indemnification to effectuate this Section 3.3(c) shall otherwise be governed in the manner specified under this Article III, but shall not affect in any manner the provisions of Article V and Article VI (except as set forth in Section 6.2(a)) with respect to cooperation and control of Audits.

Section 3.4            Certain Reimbursements.  Each party shall notify the other party of any Taxes paid by it or any of its Affiliates that are subject to indemnification under this Article III.  Any notification pursuant to this Section 3.4 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between the parties and supporting work papers) and a brief explanation of the basis for indemnification hereunder.  Whenever such a notification is given, the indemnifying party shall pay the amount requested in such notice to the indemnified party in accordance with Article IV, but only to the extent the indemnifying party agrees with such request.  To the extent the indemnifying party disagrees with such request, it shall so notify the indemnified party within thirty (30) days of receipt of such notice, whereupon the parties shall use their best efforts to resolve any such disagreement.  Any indemnification payment made after such thirty (30) day period shall include interest accrued at a rate per annum equal to the Prime Rate plus 1.5% from the date of receipt of the original indemnification notice.

Section 3.5            Adjustments.  The parties agree to cooperate in good faith, without bias to any RemainCo Member or SpinCo Member, to make appropriate adjustments to accomplish the objectives of this Article III.

ARTICLE IV.
METHOD AND TIMING OF
PAYMENTS REQUIRED BY THIS AGREEMENT

Section 4.1            Payment in Immediately Available Funds; Interest.  All payments made pursuant to this Agreement shall be made in immediately available funds.  Except as otherwise provided in the Agreement, all payments shall be made within thirty (30) days of receipt of request therefor.  Except as otherwise provided in the Agreement, any payment not made within thirty (30) days of receipt shall thereafter bear interest at a rate per annum equal to the Prime Rate plus 1.5%.

Section 4.2            Characterization of Payments.  Any payment (other than interest thereon) made hereunder by RemainCo to SpinCo, or by SpinCo to RemainCo, shall be treated by all parties for all Tax purposes to the extent permitted by law and GAAP in the same manner as if such payment were a non-taxable distribution or capital contribution made immediately prior to the External Distribution, except to the extent that RemainCo and SpinCo treat a payment as the settlement of an intercompany liability (including, without limitation, the settlement of an intercompany liability with respect to the sharing of Tax liabilities pursuant to the Current

Allocation Methodology).

ARTICLE V.
COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY

Section 5.1            Provision of Cooperation, Documents and Other Information.  Upon the reasonable request of any party to this Agreement, RemainCo or SpinCo, as applicable, shall promptly provide (and shall cause its Affiliates to promptly provide) the requesting party with such cooperation and assistance, documents, and other information as may be necessary or reasonably helpful in connection with (a) the preparation and filing of any Tax Return,  including all Tax Returns relating to Pre-Distribution Tax Periods and Straddle Periods, (b) the conduct of any Audit involving any Taxes or Tax Returns within the scope of this Agreement or (c) the verification by a party of an amount payable to or receivable from another party.  Such cooperation and assistance shall include, without limitation, (i) all information necessary for filing a Tax Return in a manner consistent with past Tax Practices and any other information reasonably requested in connection with the preparation of such Tax Returns, (ii) the provision of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return, (iii) the execution of any document that may be necessary or reasonably helpful and the provision of such other assistance reasonably necessary or requested in connection with the filing of any Tax Return, or in connection with any Audit, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations with respect to Tax Returns which RemainCo may be obligated to file on behalf of SpinCo Members pursuant to Section 2.1, (iv) the prompt and timely filing of appropriate claims for refund, and (v) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with the foregoing.  Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 5.2            Retention of Books and Records.  Each party to this Agreement shall retain or cause to be retained (and shall cause each of their Affiliates to retain) all Tax Returns and all books, records, schedules, work papers, and other documents relating thereto, until the later of (a) the date seven (7) years from the close of the applicable Tax Period, (b) the expiration of all applicable statutes of limitations (including any waivers or extensions thereof) and (c) the expiration of any retention period required by law (e.g., depreciation or inventory records) or pursuant to any record retention agreement.  The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.

Section 5.3            Confidentiality of Documents and Information.  Except as required by law or with the prior written consent of the other party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein that are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other person and shall be used only for the purposes provided herein.

ARTICLE VI.
AUDITS

Section 6.1            Notification and Status of Audits or Disputes.  Upon the receipt by any party to this Agreement (or any of its Affiliates) of notice of any pending or threatened Audit pertaining to Taxes subject to indemnification under this Agreement, such party shall promptly notify the other party in writing of the receipt of such notice.  Each party to this Agreement shall use reasonable best efforts to keep the other party advised as to the status of any Audits pertaining to Taxes subject to indemnification under this Agreement.  To the extent relating to any such Tax, each party hereto shall promptly furnish the other party with copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

Section 6.2            Control and Settlement.

(a)           RemainCo shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any RemainCo Prepared Pre-Spin/Straddle Mixed Return and to employ counsel or other advisors of its choice at its own cost and expense; provided, however, that with respect to any issue arising on an Audit of a RemainCo Prepared Pre-Spin/Straddle Mixed Return that could reasonably be expected to have a more than immaterial adverse effect on SpinCo or any SpinCo Member (including as a result of SpinCo’s indemnification obligations pursuant to Sections 3.3(c)(i), 3.3(c)(ii)(B) and 3.3 (c)(iii)(B)), (i) RemainCo shall not settle or otherwise resolve any such issue without the written consent of SpinCo, which consent shall not be unreasonably withheld; (ii) SpinCo shall provide RemainCo a written response to any notification by RemainCo of a proposed settlement within ten (10) days of its receipt of such notification; and (iii) if SpinCo fails to respond within such ten (10) day period, it shall be deemed to have consented to the proposed settlement.  Each of RemainCo and SpinCo shall bear the costs relating to any Audit under this Section 6.2(a) in proportion to the amount of Taxes each of RemainCo and SpinCo will bear as a result of the Audit.

(b)           SpinCo shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any SpinCo Prepared Pre-Spin/Straddle Nonmixed Return and to employ counsel or other advisors of its choice at its own cost and expense; provided, however, that with respect to any issue arising on an Audit of a SpinCo Prepared Pre-Spin/Straddle Nonmixed Return that could reasonably be expected to have a more than immaterial adverse effect on RemainCo or any RemainCo Member, (i) SpinCo shall not settle or otherwise resolve any such issue without the written consent of RemainCo, which consent shall not be unreasonably withheld; (ii) RemainCo shall provide SpinCo a written response to any notification by SpinCo of a proposed settlement within ten (10) days of its receipt of such notification; and (iii) if RemainCo fails to respond within such ten (10) day period, it shall be deemed to have consented to the proposed settlement.  Each of RemainCo and SpinCo shall bear the costs relating to any Audit under this Section 6.2(b) in proportion to the amount of Taxes each of RemainCo and SpinCo will bear as a result of the Audit.

(c)           Notwithstanding anything to the contrary contained in Sections 6.2(a) and 6.2(b), Schedule [2] attached hereto contains a list of specific Audits and the party that shall have the right to control, and to represent the interests of all affected taxpayers in such Audits; provided, however, that to the extent any issue arising in such Audit could reasonably be expected to have a more than immaterial adverse effect on the noncontrolling party, then (i) the party that has the right to control such Audit shall not settle or otherwise resolve any such issue in such Audit without the written consent of the other party, which consent shall not be unreasonably withheld; (ii) the non-controlling party shall provide the other party a written response to any notification by the controlling party of a proposed settlement within ten (10) days of its receipt of such notification; and (iii) if the non-controlling party fails to respond within such ten (10) day period, it shall be deemed to have consented to the proposed settlement.

(d)           The payment of any Taxes as a result of a Final Determination with respect to an Audit, as well as any payments between RemainCo and SpinCo with respect to such Taxes, shall be governed by Section 2.5.

Section 6.3            Delivery of Powers of Attorney and Other Documents.  RemainCo and SpinCo shall execute and deliver to the other party, promptly upon request, powers of attorney authorizing such other party to extend statutes of limitations, receive refunds, negotiate settlements and take such other actions that RemainCo or SpinCo, as applicable, reasonably considers to be appropriate in exercising its control rights pursuant to Section 6.2, and any other documents reasonably necessary thereto to effect the exercise of such control rights.

ARTICLE VII.
MISCELLANEOUS(1)

Section 7.1            Effectiveness.  This Agreement shall be effective from and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

Section 7.2            Entire Agreement.  This Agreement, together with all documents and instruments referred to herein and therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and terminate all prior agreements and understandings, both written and oral.

Section 7.3            Guarantees of Performance.  Each party hereby guarantees the complete and prompt performance by its Affiliates of all of their obligations and undertakings pursuant to this Agreement.  If, subsequent to the consummation of the Spin-off Transactions, either RemainCo or SpinCo shall be acquired by another entity (the “acquirer”) such that 50% or more of the acquired corporation’s common stock is held by the acquirer and its affiliates, the acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement and the acquired corporation shall cause such acquirer to enter into an agreement reflecting such guarantee.

(1)  Conform to Separation Agreements.

Section 7.4            Severability.  In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable.  In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 7.5            Waiver.  Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

Section 7.6            Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.7            Notices.  Notice shall be provided to the parties and in the manner set forth in Section 11.5 of the Separation Agreement.

Section 7.8            Amendments.  This Agreement may be amended at any time only by written agreement executed and delivered by duly authorized officers of RemainCo and SpinCo.

Section 7.9            Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto or thereto.

Section 7.10          No Third-Party Beneficiaries.  (a) The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including, without limitation, any stockholders of RemainCo or stockholders of SpinCo) except the parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any stockholders of RemainCo or stockholders of SpinCo) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 7.11          Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.12          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same instrument.

Section 7.13          Predecessors and Successors.  To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation or other entity shall also include any predecessors or successors thereto, by operation of law or otherwise.

Section 7.14          Dispute Resolution.  The provisions of Article VI of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

Section 7.15          Specific Performance.  Subject to the provisions of Article VI in the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

Section 7.16          Further Assurances.  Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.  Subject to the provisions hereof, each party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental authority (including any regulatory or administrative agency, commission or similar authority) and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

Section 7.17          Setoff.  All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 7.18          Expenses.  Except as specifically provided in this Agreement, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 7.19          Rules of Construction.  Any ambiguities shall be resolved without regard to which party drafted the Agreement.

Section 7.20          Consistency.  Except with respect to Section 7.1 hereof, to the extent that any provision of this Article VII conflicts with the provisions of Article XI in the Separation Agreement, the provisions of Article XI in the Separation Agreement shall control.  In addition, to the extent Article XI in the Separation Agreement contains matters that are not addressed in this Article VII or elsewhere in this Agreement, the provisions of Article XI in the Separation Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date above written.

EXTERRAN HOLDINGS, INC.
a Delaware corporation

By:
Name: D. Bradley Childers
Title: President and Chief Executive Officer

EXTERRAN CORPORATION,
a Delaware corporation

By:
Name: Andrew Way
Title: President and Chief Executive Officer